Report of Ernst & Young, Independent Auditors


The Board of Directors and Shareholders
Hibernia Corporation


We have audited the supplemental consolidated balance sheets of Hibernia Corporation and Subsidiaries (formed as a result of the consolidation of Hibernia Corporation and the Other Pooled Companies, as described in Note 16) as of December 31, 1993 and 1992, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. The supplemental consolidated financial statements give retroactive effect to the mergers of Hibernia Corporation and the Other Pooled Companies during 1994, which have been accounted for using the pooling of interests method as described in Note 16 to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Hibernia Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, after giving retroactive effect to the mergers of Hibernia Corporation and the Other Pooled Companies, as described in Note 16 to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


As discussed in Notes 3 and 13, in 1993 the Company changed its method of accounting for debt securities and income taxes. As discussed in Note 14, in 1991 the Company changed its method of accounting for lease expense.


/s/ Ernst & Young LLP

New Orleans, Louisiana
January 11, 1994, except for the
poolings of interests with the Other Pooled Companies described in Note 16, as to which the date is December 31, 1994

Supplemental Consolidated Balance Sheets
Hibernia Corporation and Subsidiaries
ecember 31 ($ in thousands)                                                1993      1992


                                                                        --------- -----------
ASSETS
  Cash and due from banks                                               $274,090    $320,133
  Short-term investments                                                 282,019     636,646
  Securities available for sale                                          652,708     740,526
  Securities held to maturity  (estimated fair values 1993 and
       1992:  $1,953,100 and $1,323,894)                               1,921,201   1,300,951
  Loans, net of unearned income                                        2,942,811   2,946,435
  Reserve for possible loan losses                                      (172,535)   (199,518)
          Loans, net                                                   2,770,276   2,746,917
  Bank premises and equipment                                            102,593     108,517
  Customers' acceptance liability                                         11,800       2,088
  Other assets                                                           208,374     246,814
          TOTAL ASSETS                                                $6,223,061  $6,102,592

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                                     $1,036,182    $975,399
      Interest-bearing                                                 4,302,278   4,281,107
          Total Deposits                                               5,338,460   5,256,506
  Federal funds purchased and securities sold under
      agreements to repurchase                                           155,791     127,752
  Liability on acceptances                                                11,800       2,088
  Payables arising from securities transactions not yet settled           50,875     151,344
  Other liabilities                                                      113,467      85,535
  Debt                                                                    30,194      32,587
          TOTAL LIABILITIES                                            5,700,587   5,655,812

SHAREHOLDERS' EQUITY
  Preferred stock, no par value:
     Authorized - 100,000,000 shares; issued and outstanding - none            -           -
  Class A common stock, no par value:
     Authorized - 200,000,000 shares; issued and outstanding
     108,353,770 and 107,139,015 at December 31, 1993 and 1992           208,040     205,707
  Surplus                                                                384,997     383,758
  Retained earnings (deficit)                                            (82,356)   (142,091)
  Unrealized gain on securities available for sale                        12,193           -
  ESOP commitment                                                           (400)       (594)
          TOTAL SHAREHOLDERS' EQUITY                                     522,474     446,780
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $6,223,061  $6,102,592

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Income Statements
Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per share data)           1993          1992          1991

Interest Income
    Interest and fees on loans                                       $243,546      $313,577      $517,180
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                                  140,858       128,401       153,644
        Obligations of states and political subdivisions                1,338         1,425         6,732
    Trading account interest                                               33            99            70
    Interest on time deposits in domestic banks                           550           613           813
    Interest on federal funds sold and securities
        purchased under agreements to resell                            9,592        15,795        12,663
        Total Interest Income                                         395,917       459,910       691,102
Interest Expense
    Interest on deposits                                              131,292       181,828       376,922
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                  4,016         6,910        16,794
    Interest on debt                                                    3,618        14,098        15,234
        Total Interest Expense                                        138,926       202,836       408,950
Net Interest Income                                                   256,991       257,074       282,152
    Provision for possible loan losses                                 (3,734)       71,093       184,350
Net Interest Income After Provision for
    Possible Loan Losses                                              260,725       185,981        97,802
Noninterest Income
    Trust fees                                                         13,314        12,860        14,861
    Service charges on deposits                                        38,602        40,279        42,599
    Other service, collection and exchange charges                     19,933        18,293        23,643
    Gain on settlement of acquired loans                                1,308         4,151         9,043
    Loss on sale of Texas Bank                                              -        (2,934)            -
    Other operating income                                              8,083        10,431        13,585
    Securities gains, net                                                  92        17,358        17,893
        Total Noninterest Income                                       81,332       100,438       121,624
Noninterest Expense
    Salaries and employee benefits                                    108,088       107,968       135,270
    Occupancy expense, net                                             24,789        27,349        32,829
    Equipment expense                                                  13,509        15,689        16,166
    Data processing expense                                            17,099        18,727        13,652
    Foreclosed property expense                                         7,883        25,368        31,236
    Provision for data processing enhancements                         11,991             -             -
    Other operating expense                                            89,271        84,242       126,949
        Total Noninterest Expense                                     272,630       279,343       356,102
Income (Loss) Before Income Taxes, Extraordinary Items and
    Cumulative Effect of Accounting Changes                            69,427         7,076      (136,676)
Income tax expense                                                      8,365         5,113         2,740
Income (Loss) Before Extraordinary Items and
    Cumulative Effect of Accounting Changes                            61,062         1,963      (139,416)
Extraordinary loss on debt restructurings, net of tax                       -       (44,493)            -
Utilization of net operating loss carryforwards                             -         6,181           305
Cumulative effect of accounting changes                                 2,782             -       (21,643)

     Net Income (Loss)                                                $63,844      ($36,349)    ($160,754)
Income (Loss) Per Share
Income (loss) before extraordinary items and cumulative effect of
    accounting changes                                                  $0.57         $0.04        ($2.64)
Extraordinary loss on debt restructurings, net of tax                       -         (0.82)            -
Utilization of net operating loss carryforwards                             -          0.11          0.01
Cumulative effect of accounting changes                                  0.02             -         (0.41)
     Net Income (Loss) Per Share                                        $0.59        ($0.67)       ($3.04)

See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                        1993         1992          1991
                                                                             -------      --------     ---------
Operating Activities
  Net income (loss)                                                          $63,844      ($36,349)    ($160,754)
  Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
         Extraordinary loss on debt restructuring, net of tax                      -        44,493             -
         Provision for possible loan losses                                   (3,734)       71,093       184,350
         Rent accrued, not currently payable                                       -             -        21,643
         Amortization of intangibles and deferred charges                      8,799        10,548         9,951
         Depreciation and amortization                                        13,623        16,980        16,479
         Valuation of Texas Bank                                                   -             -        13,000
         Premium amortization, net of discount accretion                      19,472         9,819        (6,095)
         Realized investment securities gains                                    (92)      (17,358)      (17,893)
         Provision for data processing enhancements                           11,991             -             -
         Gain on sale of assets                                               (4,936)       (2,186)       (1,539)
         Provision for losses on foreclosed and other assets                  13,672        27,802        34,416
         Decrease (increase) in interest receivable and other assets          (4,868)       45,367        37,022
         Increase (decrease) in interest payable and other liabilities        17,357         9,005       (10,807)
       Net Cash Provided By Operating Activities                             135,128       179,214       119,773

Investing Activities
  Purchases of securities                                                 (1,354,562)   (1,229,444)     (885,715)
  Proceeds from sales of securities                                           19,666       473,751       649,374
  Maturities of securities                                                   728,441       458,237       267,758
  Net decrease (increase) in loans                                           (79,836)      631,412       243,273
  Proceeds from sales of loans                                                66,074        98,767       935,137
  Proceeds from sale of Texas Bank, net of $146,237 cash sold                      -       (88,237)            -
  Net cash paid to acquire bank                                               (2,815)            -             -
  Purchases of premises, equipment and other assets                          (11,233)      (12,461)      (17,738)
  Proceeds from sales of foreclosed assets                                    40,129        52,207        31,882
  Proceeds from sales of premises, equipment and other assets                  2,553        24,353         8,262
       Net Cash (Used) Provided By Investing Activities                     (591,583)      408,585     1,232,233

Financing Activities
  Net increase (decrease) in domestic deposits                                29,509      (431,757)   (1,010,179)
  Net increase (decrease) in time deposits - foreign office                    1,722          (311)     (120,923)
  Net increase (decrease) in short-term borrowings                            27,905       (14,198)     (166,898)
  Proceeds from issuance of debt                                              16,685         6,250         2,048
  Payments on debt                                                           (19,474)       (9,888)      (15,121)
  Issuance of common stock                                                     3,572        77,705         2,330
  Dividends paid                                                              (4,109)       (3,785)       (5,394)
       Net Cash Provided (Used) By Financing Activities                       55,810      (375,984)   (1,314,137)
Increase (Decrease) in Cash and Cash Equivalents                            (400,645)      211,815        37,869
  Cash and Cash Equivalents at Beginning of Year                             956,754       744,939       707,070
       Cash and Cash Equivalents at End of Year                             $556,109      $956,754      $744,939
Supplemental Disclosures
Cash paid (received) during the year for:
  Interest expense                                                          $138,504      $211,114      $419,306
  Income taxes                                                               $13,860      ($12,339)       $1,888
Non-cash investing and financing activities:
  Loans transferred to foreclosed assets                                      $6,443       $37,363      $114,028

See notes to supplemental consolidated financial statements

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY Hibernia Corporation and Subsidiaries

                                               Shares of      Shares of
                                               Preferred       Common
                                                Stock           Stock         Preferred    Common
($ in thousands, except per share data)         (000)           (000)           Stock       Stock     Surplus
                                               -----------     --------       ---------    -------    --------
Balances at December 31, 1990                          -             52,590 $              $100,972   $251,837
Net loss for 1991                                      -                  -            -          -          -
Issuance of Common Stock:
   Divdend Reinvestment Plan                           -                174            -        335        827
   Employee Benefit Plan                               -                243            -        467        764
Cash dividends declared:
   Common ($.15 per share)                             -                  -            -          -          -
    By pooled companies prior to merger                -                  -            -          -          -
Reduction of ESOP Commitment
Other                                                  -                  -            -          -        318
     Balances at December 31, 1991                     -             53,007            -    101,774    253,746
Net loss for 1992                                      -                  -            -          -          -
Issuance of Preferred Stock in debt
   restructuring                                  21,818                  -       60,000          -     50,472
Purchase Warrants in debt restructing                  -                  -            -          -      4,304
Conversion of Preferred Stock
     to Common Stock                             (21,818)            22,091      (60,000)    42,416     17,584
Issuance of Common Stock:
   Dividend Reinvestment Plan                          -                 14            -         26         38
   Employee Benefit Plan                               -                 12            -         24         37
    Rights offering                                    -             21,677            -     41,619     37,588
    Debt conversion                                    -             10,338            -     19,848     20,079
Cash dividends declared:
    By pooled companies prior to merger                -                  -            -          -          -
Reduction of ESOP Commitment                           -                  -            -          -          -
Other                                                  -                  -            -          -        (90)
     Balances at December 31, 1992                     -            107,139            -    205,707    383,758
Net income for 1993                                    -                  -            -          -          -
Issuance of Common Stock:
   Dividend Reinvestment Plan                          -                 32            -         62        167
   Stock Option Plan                                   -                 32            -         61         95
   Exercise of Purchase Warrants                       -              1,151            -      2,210        955
Cumulative effect of change in accounting
    for securities available for sale                  -                  -            -          -          -
Cash dividends declared:
   Common ($.03 per share)                             -                  -            -          -          -
    By pooled companies prior to merger                -                  -            -          -          -
Reduction of ESOP Commitment                           -                  -            -          -          -
Other                                                  -                  -            -          -         22
     Balances at December 31, 1993                     -            108,354            -   $208,040   $384,997

See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY Hibernia Corporation and Subsidiaries
(CONTINUED)

                                                             Unrealized
                                              Retained     Gains (Losses)
                                              Earnings     on Securities        ESOP
($ in thousands, except per share data)       (Deficit)  Available for Sale  Commitment     Total
                                              ---------- ------------------  -----------   ---------
Balances at December 31, 1990                    $64,191     $            -        ($826)  $416,174
Net loss for 1991                               (160,754)                 -            -   (160,754)
Issuance of Common Stock:
   Divdend Reinvestment Plan                           -                  -            -      1,162
   Employee Benefit Plan                               -                  -            -      1,231
Cash dividends declared:
   Common ($.15 per share)                        (4,181)                 -            -     (4,181)
    By pooled companies prior to merger           (1,213)                 -            -     (1,213)
Reduction of ESOP Commitment                           -                  -          106        106
Other                                                  -                  -                     318
     Balances at December 31, 1991              (101,957)                 -         (720)   252,843
Net loss for 1992                                (36,349)                 -            -    (36,349)
Issuance of Preferred Stock in debt
   restructuring                                       -                  -            -    110,472
Purchase Warrants in debt restructing                  -                  -            -      4,304
Conversion of Preferred Stock
     to Common Stock                                   -                  -            -          -
Issuance of Common Stock:
   Dividend Reinvestment Plan                          -                  -            -         64
   Employee Benefit Plan                               -                  -            -         61
    Rights offering                                    -                  -            -     79,207
    Debt conversion                                    -                  -            -     39,927
Cash dividends declared:
    By pooled companies prior to merger           (3,785)                 -            -     (3,785)
Reduction of ESOP Commitment                           -                  -          126        126
Other                                                                                           (90)
     Balances at December 31, 1992              (142,091)                 -         (594)   446,780
Net income for 1993                               63,844                  -            -     63,844
Issuance of Common Stock:
   Dividend Reinvestment Plan                          -                  -            -        229
   Stock Option Plan                                   -                  -            -        156
   Exercise of Purchase Warrants                       -                  -            -      3,165
Cumulative effect of change in accounting
    for securities available for sale                  -             12,193            -     12,193
Cash dividends declared:
   Common ($.03 per share)                        (2,508)                 -            -     (2,508)
    By pooled companies prior to merger           (1,601)                 -            -     (1,601)
Reduction of ESOP Commitment                           -                  -          194        194
Other                                                  -                  -            -         22
     Balances at December 31, 1993              ($82,356)           $12,193        ($400)  $522,474

See notes to supplemental consolidated financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Hibernia Corporation and Subsidiaries


Note 1  Summary of Significant Accounting Policies

Hibernia Corporation, through its wholly owned subsidiary, Hibernia National Bank (the Louisiana Bank), provides a full array of financial products and services, including retail, commercial, small-business, international, mortgage and private banking; cash management; and trust throughout Louisiana. The Louisiana Bank, through its wholly owned subsidiaries, also provides retail brokerage and alternative investments, including mutual funds and annuities.

The accounting principles followed by Hibernia Corporation and Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced within the banking industry. The principles which significantly affect the determination of financial position and results of operations are summarized below:

Consolidation

The supplemental consolidated financial statements include the accounts of Hibernia Corporation (the Parent Company) and its wholly owned subsidiaries, Hibernia National Bank and Zachary Taylor Life Insurance Company, for all periods presented and the accounts of Hibernia National Bank in Texas (the Texas Bank) from August 24, 1989, the date of acquisition, to June 30, 1992. The consolidated financial statements include the Parent Company's equity investment in the Texas Bank from June 30, 1992, to the date of its sale, December 31, 1992.

These supplemental consolidated financial statements give retroactive effect to the mergers of Hibernia Corporation with Commercial Bancshares, Inc. (on July 1, 1994), Bastrop National Bank (on July 1, 1994), First Bancorp of Louisiana, Inc. (on August 1, 1994), First Continental Bancshares, Inc. (on August 1, 1994), Pioneer Bancshares Corporation (on December 31, 1994) and First State Bank and Trust Company (on December 31, 1994) which have been accounted for using the pooling of interests method. These supplemental consolidated financial statements will become the primary historical financial statements upon issuance of financial statements that include the date of consummation.

All significant intercompany transactions and balances have been eliminated.

Securities

At December 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities into one of three categories:
Trading, Available for Sale, or Held to Maturity.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

Trading account securities are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings. Held to maturity securities are stated at amortized cost. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains. The cost of securities sold is determined based on the specific identification method.

Loans

Loans are stated at the principal amounts outstanding, less unearned income and the reserve for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Non-refundable loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan.

Loans are placed in nonaccrual status when, in management's opinion, there is a question concerning full collectibility of both principal and interest.

Reserve for Possible Loan Losses

The reserve for possible loan losses is maintained to cover possible losses inherent in the loan portfolio. The reserve is based on management's estimate of future losses, and actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which deserve current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision for possible loan losses in current-period earnings. Actual loan losses are deducted from and subsequent recoveries are added to the reserve.

Foreclosed Assets

Foreclosed assets include real estate and other collateral acquired upon the default of loans and in-substance foreclosures. In-substance foreclosure occurs when the market value of the collateral is less than the legal obligation of the borrower, repayment of the loan is dependent upon the sale or operation of the collateral and the borrower's ability to rebuild equity in the property is doubtful.

Foreclosed assets are recorded at fair value of the assets acquired less the estimated cost to sell. Losses arising from the initial reduction of the outstanding loan amount to fair value are deducted from the reserve for possible loan losses. A valuation reserve for foreclosed assets is maintained for subsequent valuation adjustments on a specific-property basis.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less allowances for depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, which generally are 10 to 40 years for buildings and 3 to 15 years for equipment, and over the shorter of the lease terms or the estimated lives of the leasehold improvements.

Excess of Cost Over Fair Value of Net Assets Acquired

The excess of cost over the fair value of net assets acquired
(goodwill) is being amortized using the straight-line method over the estimated periods benefited, generally 15 years.

Income Taxes

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. This method determines deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities. The tax effect of these differences is measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and was measured at the tax rate in effect in the year the difference originated.

The Company files a consolidated federal income tax return. The Louisiana Bank is subject to a Louisiana shareholder tax which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Louisiana Bank are subject to Louisiana state income tax.

Cash Flows

The Company considers as cash and cash equivalents all items included in cash and due from banks, interest-bearing time deposits in domestic banks and federal funds sold and securities purchased under agreements to resell.

Reclassification

Certain items included in the consolidated financial statements for 1992 and 1991 have been reclassified to conform with the 1993 presentation.

Note 2


                                                       December 31
($ in thousands)                                     1993     1992
                                                  ------------------
Interest-bearing time deposits in domestic banks    $8,319  $16,096
Federal funds sold and securities purchased
    under agreements to resell                     273,700  620,525
Trading acount securities                                0       25
       Total short-term investments               $282,019 $636,646

Note 3   Securities

As discussed in Note 1, the Company adopted SFAS No. 115 effective December 31, 1993. Prior to December 31, 1993, the Company classified securities as held for sale securities (available for sale) and investment securities (held to maturity) based on criteria which did not differ significantly from that required by SFAS No. 115. Held for sale securities were recorded at the lower of cost or fair value. A summary of securities classified as available for sale and held to maturity is presented below.


($ in thousands)                                     December 31, 1993
                                                 Estimated   Gross      Gross
                                      Amortized    Fair    Unrealized Unrealized
Type                                    Cost       Value     Gains      Losses
                                      ---------  --------- ----------  -----------

Available for sale:
  U.S. Treasuries                       $77,962    $78,589      $653         $26
  U.S. Government Agencies:
     Mortgage-backed securities         489,790    500,851    11,095          34
     Other                               56,026     56,038        93          81
   Other                                 16,737     17,230       493           0
     Total available for sale          $640,515   $652,708   $12,334        $141
Held to maturity:
   U.S. Treasuries                     $584,183   $597,863   $13,933        $253
   U.S. Government Agencies:
     Mortgage-backed securities       1,151,080  1,166,499    19,562       4,143
     Other                              155,648    157,596     2,308         360
   States and political subdivisions     22,313     23,164       895          44
   Other                                  7,977      7,978         1           0
     Total held to maturity          $1,921,201 $1,953,100   $36,699      $4,800

($ in thousands)                                     December 31, 1992
                                                 Estimated   Gross      Gross
                                      Amortized    Fair    Unrealized Unrealized
Type                                    Cost       Value     Gains      Losses
                                      ---------  --------  ---------- ----------
Available for sale:
  U.S. Treasuries                      $119,090   $120,559    $1,555         $86
  U.S. Government Agencies:
     Mortgage-backed securities         579,435    590,954    11,543          24
     Other                               32,368     32,408       112          72
   Other                                  9,633     10,131       498           0
     Total available for sale          $740,526   $754,052   $13,708        $182
Held to maturity:
   U.S. Treasuries                     $601,957   $611,332    $9,777        $402
   U.S. Government Agencies:
     Mortgage-backed securities         559,197    569,751    11,468         914
     Other                              117,473    119,772     2,407         108
   States and political subdivisions     16,542     17,256       731          17
   Other                                  5,782      5,783         1           0
     Total held to maturity          $1,300,951 $1,323,894   $24,384      $1,441

Realized gains and losses from the sale of securities are summarized below:

                         Year Ended December 31
($ in thousands)        1993     1992       1991
                        ----   -------   -------
Realized gains          $175   $17,587   $23,339
Realized losses          (83)     (229)   (5,446)
Net realized gains       $92   $17,358   $17,893


Securities with carrying values of $1,398,128,000 and $1,249,969,000 at December 31, 1993, and 1992, respectively, were either pledged to secure public and trust deposits or sold under repurchase agreements.

The carrying amount and estimated fair value by maturity of securities held to maturity are shown below:

                                    December 31, 1993
                                   Amortized     Fair
($ in millions)                      Cost       Value
                                  -----------------------
Due in 1 year or less                 $184.8      $185.7
Due after 1 year through 5 years       582.9       597.6
Due after 5 years through 10 years      32.4        34.3
Due after 10 years                   1,121.1     1,135.5
    Total held to maturity          $1,921.2    $1,953.1

Mortgage-backed securities are classified according to their contractual maturity without consideration of contractual repayments or projected prepayments. Securities available for sale at December 31, 1993, include $51,987,300 due in less than 1 year; $80,171,700 due after 1 year through 5 years, $94,213,000 due after 5 years through 10 years and $426,336,000 due after 10 years.


Note 4    Loans

The following is a summary of loans classified by repayment source:


                                     December 31
($ in thousands)                      1993         1992
                                 ---------    ---------
Energy-related                     $68,492      $48,600
Transportation, communications
and utilities                      112,625      153,851
Commercial real estate             432,147      459,949
Health care                        214,348      253,728
Services                           265,831      266,126
Commercial and industrial          547,497      552,212
Other commercial                    86,454      101,393
    Total commercial             1,727,394    1,835,859
Residential mortgage               558,448      540,530
Indirect                           301,664      149,069
Student                             74,526       51,253
Revolving credit                    52,557      136,212
Other                              228,222      233,512
    Total consumer               1,215,417    1,110,576
    Total portfolio             $2,942,811   $2,946,435

The following is a summary of nonperforming loans and foreclosed assets:

                          December 31
($ in thousands)          1993       1992
                       -------   --------
Nonaccrual loans       $62,570   $142,055
Restructured loans       3,031      3,235
Nonperforming loans    $65,601   $145,290
Foreclosed assets      $38,316    $84,015

Interest income in the amount of $9,138,000 for 1993, $18,171,000 for 1992 and $31,117,000 for 1991 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $2,527,000, $1,492,000 and $578,000 of interest income on nonperforming loans during 1993, 1992 and 1991, respectively.

In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which becomes effective January 1, 1995. SFAS No. 114 requires that an impaired loan be measured based on discounted future cash flows, observable market price or fair value of the collateral.
The effect of adopting SFAS No. 114 is not expected to have a material impact.


The following is a summary of activity in the reserve for possible loan losses:

                                                Year Ended December 31
($ in thousands)                               1993       1992       1991
                                          ---------   --------   ---------
Balance at beginning of year               $199,518   $223,294   $170,454
    Loans charged off                       (41,311)   (96,715)  (142,067)
    Recoveries                               17,703     17,352     10,557
      Net loans charged off                 (23,608)   (79,363)  (131,510)
    Provision for possible loan losses       (3,734)    71,093    184,350
    Added through acquisition of bank           359          0          0
    Reduction due to sale of Texas Bank           0    (15,506)         0
Balance at end of year                     $172,535   $199,518   $223,294


A valuation reserve on foreclosed assets is reported as a reduction of foreclosed assets. The table below summarizes the changes in this reserve:

                                            Year Ended December 31
($ in thousands)                            1993       1992     1991
                                         -------     ------   ------
Balance at beginning of year             $11,456     $6,514   $7,861
Addition to reserve charged to expense     9,463     22,916   25,446
Write-downs of foreclosed property        (7,823)   (17,974) (26,793)
Balance at end of year                   $13,096    $11,456   $6,514

Note 5 Related-Party Transactions

Certain directors and officers of the Company, members of their immediate families and entities in which they or members of their immediate families have principal ownership interests are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.

Loans to related parties were $35,263,000 and $42,837,000 at December 31, 1993, and 1992, respectively. The change during 1993 reflects $65,617,000 in new loans and $73,191,000 of repayments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless the director had the ability to significantly influence the other entity.

Securities sold to related parties under repurchase agreements amounted to $9,968,000 and $13,115,000 at December 31, 1993, and
1992, respectively. During 1993, the Company sold $22,700,000 of mortgage loan pools to a related party at carrying value, which approximated fair value.

First National Bank of Jefferson (FNJ), a subsidiary of First Continental Bancshares, Inc. (see Note 1) had a number of banking relationships with other banks which had certain directors, officers and shareholders in common. The most significant of these relationships related to loan participations sold to and purchased from the other banks. Total loan participations sold to affiliated banks was approximately $2,149,000 and $551,000 at December 31, 1993 and 1992, respectively. The total of loan participations purchased from these banks amounted to approximately $3,054,000 and $2,009,000 at December 31, 1993 and 1992, respectively. These loan participations sold and purchased were made without recourse, on comparable terms with the original loan, and at market rates of interest which provide for reimbursement of loan origination and servicing costs.

The unsecured notes payable were acquired through the merger with Pioneer. They are held by individuals who are related to the former chairman of Pioneer, who after the merger is an officer of Hibernia.

Note 6  Bank Premises and Equipment

                                       December 31
($ in thousands)                       1993      1992
                                    -------   -------
Land                                $22,687   $22,658
Bank premises                        72,824    73,092
Leasehold improvements               28,403    27,547
Furniture and equipment              89,892    84,369
                                    213,806   207,666
Less allowance for depreciation
     and amortization              (111,213)  (99,149)
Total                              $102,593  $108,517

                                    Year Ended December 31
($ in thousands)                       1993      1992     1991
                                    ---------  -------   ------
Provisions for depreciation
     and amortization included in:
        Occupancy expense            $5,949    $4,806   $6,337
        Equipment expense             7,501     9,171    8,466
Total                               $13,450   $13,977  $14,803


Note 7   Time Deposits

Domestic certificates of deposit of $100,000 or more amounted to $745,677,000 and $751,995,000 at December 31, 1993, and 1992,
respectively. Interest on these certificates amounted to $27,234,000, $36,399,000 and $91,485,000 in 1993, 1992 and 1991,
respectively.

Foreign deposits, which are deposit liabilities of the Cayman Island office of the Louisiana Bank, were $3,417,000 and $1,695,000 at December 31, 1993, and 1992, respectively. Interest expense on foreign deposits amounted to $149,000, $71,000 and $3,854,000 for 1993, 1992 and 1991, respectively.

Note 8   Debt

The following is a summary of outstanding debt:

                                                           December 31
($ in thousands)                                        1993        1992
                                                    ---------    --------
Hibernia Corporation:
    Hibernia Corporation notes,
      bearing interest at 13%,
      due August 1995                               $       -     $2,020
    Note payable to a bank,
      bearing interest at prime plus 1%,
      maturing in December 1998                        3,345       3,545
    Note payable to a bank,
      bearing interest at prime plus 1%,
      maturing in 1997,  with required
      quarterly principal payments of $90,000              -       1,008
    Note payable to a bank,
      bearing interest at prime plus 1%,
      maturing in 2003, with required
      quarterly principal payments of $110,000         3,690           -
   Convertible subordinated debentures,
      bearing interest at 10%,
      due 2002                                           800         850
   Employee Stock Ownership Plan,
      bearing interest at prime,
      maturing in 1997, with required
      quarterly principal payments of $31,200            400         594
    Senior Secured Notes Payable,
      bearing interest at 10.75%,
      due in 1997                                      5,884       5,444
    Mandatory Convertible
      Subordinated Debentures,
      bearing interest at 12%,
      maturing in 1996                                 6,000       6,000
    Subordinated Debentures,
      bearing interest at 7%,
      maturing in 2000                                   879       5,722
    Unsecured notes payable to related
      parties, bearing interest at 7%,
      maturing in 2000                                 1,155       1,155
    Note payable to a bank,
      bearing interest at a floating rate,
      maturing in 2001 with required annual
      principal payments of $597                       4,179           -
Hibernia National Bank:
    Subordinated capital notes,
      bearing interest at 8%,
      maturing in December 1997,
      with required annual principal
      payments of $360,000                                 -       6,040
   Federal Home Loan Bank advances                     3,862           -
    Other                                                  -         209
Total                                                $30,194     $32,587

During 1993, the Company retired Hibernia Corporation notes, Hibernia National Bank subordinated capital notes and other debt. All other debt, which was acquired through mergers, was retired at or immediately following the legal mergers, except for the Federal Home Loan Bank advances and the unsecured notes payable to related parties. The acquired debt was secured by the common stock of various subsidiaries of merger companies.

The Federal Home Loan Bank advances were obtained to fund certain loans made by First Bancorp of Louisiana, Inc. The balance of the loans which secure the advances amounted to $3,899,000 at December 31, 1993. The advances accrue interest at contractual rates of 5.7% to 6.3% and are due in monthly installments of approximately $39,000, including interest. The advances are scheduled to amortize through various dates between 2002 and 2008. However, should the loans for which the advances were obtained repay at a faster rate than anticipated, then the advances are to be repaid at a correspondingly faster rate.

Note 9 Other Assets and Other Liabilities

                                                December 31
($ in thousands)                               1993      1992
                                              ------    -----
Other assets:
    Accrued interest receivable              $53,442    $48,553
    Goodwill                                  43,703     48,688
    Foreclosed assets                         38,316     84,015
    Deferred income taxes                     24,461     14,073
    Purchased mortgage servicing rights        4,270      7,416
    Excess servicing receivable arising
      from asset securitization                3,384      7,270
    Other                                     40,798     36,799
      Total other assets                    $208,374   $246,814

Other liabilities:
    Accrued interest payable                 $22,560    $21,636
    Reserve for future rental
      payments under sale/leaseback           21,155     21,317
    Trade accounts payable and
      accrued liabilities                     49,766     26,154
    Other                                     19,986     16,428
      Total other liabilities               $113,467    $85,535


Amortization relating to goodwill totaled $4,985,000, $5,828,000 and $6,322,000 for the years ended December 31, 1993, 1992, and 1991, respectively. Accumulated amortization at December 31, 1993, and 1992 totaled $38,345,000 and $33,323,000, respectively.

Note 10   Per-Share Data

Income (loss) per common share data are based on the weighted average number of shares outstanding of 107,917,135; 54,350,285; and 52,858,944 in 1993, 1992 and 1991, respectively. Primary and fully diluted per-share data are not applicable to the Company because the computations are not dilutive. The common stock issued in the mergers is considered to be outstanding as of January 1, 1991.


Note 11   Employee Benefit Plans

The Company maintains a defined-contribution benefit plan under
Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their regular compensation, with the Company matching employee contributions based upon tenure. Matching contributions are charged to employee benefits expense. At December 31, 1993, the RSP owned 771,100 shares of Class A Common Stock. The Company's contributions to the RSP totaled $705,000 in 1993, $681,000 in 1992 and $2,216,000 in 1991.

In 1993 and 1992, the Company maintained incentive bonus programs for key employees. Costs of the incentive bonus programs were $1,800,000 and $1,750,000 for the years ended December 31, 1993, and 1992, respectively. No bonuses were accrued or paid during 1991.

During 1993, the Company established a plan for grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under this plan, if the Company achieves certain predetermined performance goals during the two-year period from January 1, 1993, through December 31, 1994, the Company will award common stock to certain members of management who contribute to the Company's achievement of predetermined goals. A maximum of 381,000 shares may be awarded under this plan in 1995. During the year ended December 31, 1993, $1,619,000 of compensation expense was recorded relating to the performance share awards.

The Company sponsors a defined-benefit plan which provides certain health care and life insurance benefits for employees who retired on or before December 31, 1992. The plan is unfunded. Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of prospectively adopting SFAS No. 106 increased net periodic postretirement cost and decreased net income by $292,000.

The accumulated postretirement benefit obligation at January 1, 1993, was $4,591,000. The components of net periodic postretirement benefit cost for 1993 include $397,000 of transition obligation amortization and $367,000 of interest cost.

The discount rate used in determining the accumulated postretirement benefit obligation was 8%. The annual assumed rate of increase in the cost of covered benefits (the health care trend rate) is 11% and is assumed to decrease gradually to 8% in 1996 and to remain constant thereafter. Increasing the health care trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of January 1, 1993, by $279,000 and the aggregate of the amortization and interest cost components of net periodic postretirement benefits by $22,000.

In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires accrual-based accounting for benefits cost relating to former or inactive employees after employment but before retirement and becomes effective January 1, 1994. The effect of adopting SFAS No. 112 is not expected to have a material impact.

First Bancorp of Louisiana, Inc., (FBL) which was merged into the Company on August 1, 1994, maintained an Employee Stock Ownership Plan (ESOP). This ESOP will remain in existence subsequent to the merger. The ESOP covers substantially all FBL employees who qualified as to age and length of service. A participant's interest in his or her account becomes totally vested after completion of five years of service. Contributions to the ESOP are at the discretion of the Board of Directors; however, contributions, including any dividends received, must be sufficient to pay any current obligations of the ESOP. Expense relating to this ESOP of $466,000, $135,000, and $154,000 is included in the supplemental consolidated statements of income for the years ended December 31, 1993, 1992 and 1991, respectively.

At December 31, 1993 and 1992, the ESOP had outstanding a note payable to an unaffiliated bank in the amount of $400,000 and $594,000, respectively, which is guaranteed by the Company. At December 31, 1993, the borrowing was secured by 305,541 shares of Hibernia's common stock. At December 31, 1993 and 1992, the ESOP owned 1,202,316 and 1,230,182 shares, respectively, of Hibernia common stock.

Certain of the merged companies adopted retention agreements in 1993 to encourage certain officers of the merged companies to continue their employment through the consummation of the merger. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key members of management before consummation of any potential merger or acquisition of the respective Companies. These agreements provided that if the designated officers remain with the Company through the consummation of the merger, and certain other conditions are satisfied, they would receive additional compensation aggregating approximately $1.4 million. At December 31, 1993, this liability had not been recorded as shareholder and regulatory approval for the mergers had not yet been obtained. This liability was recorded during 1994.


Note 12   Stock Options

The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors to purchase shares of Class A Common Stock at no less than the fair market value of the stock at the date of grant. All options issued prior to 1992 became exercisable six months from the date of grant. The remaining options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments:
50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.

Options issued to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan do not expire unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 30 to 180 days.

At December 31, 1993, shares available for grant under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan amounted to 173,945; 1,918,970; and 925,000, respectively. The 1983 Stock Option Plan was terminated in November 1993, and there are no options outstanding under this plan.

The table below summarizes the activity in the plans during 1993:


                                                         Price Range
                                Incentive  Non-qualified  Per Share
                                ---------  ------------- -----------
1987 Stock Option Plan:
Outstanding,
December 31, 1992                176,828        752,379  $4.19 to $18.80
Granted                           13,913        642,152     $7.19
Canceled                               -         (4,196)    $4.94
Exercised                              -        (31,639)    $4.94
Outstanding,
December 31, 1993                190,741      1,358,696  $4.19 to $18.80
Exercisable,
December 31, 1993                 15,188        401,583  $4.94 to $18.80

Long-Term Incentive Plan:
Outstanding,
December 31, 1992                      -              -
Granted                                -        963,000  $5.94 to $7.75
Canceled                               -        (58,000) $7.13 to $7.63
Outstanding,
December 31, 1993                      -        905,000  $5.94 to $7.75
Exercisable,
December 31, 1993                      -              -

1993 Directors' Stock Option Plan:
Outstanding,
December 31, 1992                      -              -
Granted                                -         75,000     $7.31
Outstanding,
December 31, 1993                      -         75,000     $7.31
Exercisable,
December 31, 1993                      -              -

Note 13 Income Taxes

As discussed in Note 1, the Company adopted SFAS No. 109 effective January 1, 1993. As permitted by SFAS No. 109, prior-year financial statements were not restated. The cumulative effect of the adoption of this Statement was to increase net income by $2,782,000.

Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows:

                                                    Year Ended December 31
($ in thousands)                                   1993     1992     1991
                                                -------   ------   -------
Current tax expense:
     Federal income tax                         $15,210   $5,644   $1,900
     State income tax                             1,709      904      207
Total current tax expense                        16,919    6,548    2,107
Deferred tax expense (benefit):
     Federal income tax                           4,953   (1,435)     633
    Change in deferred tax valuation reserve    (13,507)       -        -
Total deferred tax expense (benefit)             (8,554)  (1,435)     633
Shareholder's Equity:
    Cumulative effect of change in accounting
      for securities available for sale           4,268        -        -
    Change in deferred tax valuation reserve     (4,268)       -        -
Total shareholder's equity                            -        -        -
Income tax expense                               $8,365   $5,113   $2,740


The reconciliation of the federal statutory income tax rate to the Company's effective rate can be found in the table below.

                                                      Year Ended December 31
($ in thousands)                                               1993                1992             1991
                                                           Amount   Rate     Amount    Rate     Amount    Rate
                                                        ---------   ------   -------   ------  --------  -------
Tax expense (benefit) based on federal statutory rate    $24,300    35.0 %   $2,408    34.0 % ($46,469)  (34.0)%
Tax-exempt interest                                       (3,043)   (4.4)    (4,244)  (60.0)    (7,783)   (5.7)
Goodwill                                                   1,685     2.4      1,327    18.8     (2,661)   (1.9)
Sale of Texas Bank                                             -       -      2,182    30.8      4,420     3.2
State income tax, net of federal benefit                   1,103     1.6        559     7.9        120     0.1
Limitation on recognition of tax benefit                       -       -      2,527    35.7     54,407    39.8
Change in deferred tax valuation reserve                 (13,507)  (19.5)         -       -          -       -
Change in tax rate on existing temporary differences      (2,109)   (3.0)         -       -          -       -
Other                                                        (64)      -        354     5.0        706     0.5
Income tax expense                                        $8,365    12.1 %   $5,113    72.2 %   $2,740     2.0 %

During 1993, deferred income taxes were based on differences between the basis of assets and liabilities for financial statement purposes and tax reporting purposes and available tax credit carryforwards. During 1992 and 1991, deferred income taxes were provided on those items that were taxable or deductible in different periods for financial statement and federal income tax purposes. The tax effects of the cumulative temporary differences and tax credit carryforwards which create deferred tax assets and liabilities at December 31, 1993, are detailed below:

($ in thousands)                                December 31, 1993
                                                -----------------
Deferred tax assets:
    Reserve for possible loan losses                 $57,208
    Sale / leaseback                                   6,258
    Foreclosed assets                                  7,187
    Loan fees                                          2,462
    Other                                             12,272
    Alternative minimum tax credit carryforward       17,450
    Regular net operating losses                       2,096
Total deferred tax assets                            104,933
Deferred tax liabilities:
    Discounts on securities                              426
    Unrealized gain on securities
       available for sale                              4,268
    Depreciation                                       2,825
    Purchase accounting adjustments, net               2,619
    Other                                              4,296
Total deferred tax liabilities                        14,434
Deferred tax assets net of
  deferred tax liabilities                            90,499
Deferred tax valuation reserve                       (66,038)
Total net deferred tax asset                         $24,461

Management currently estimates realizability of the net deferred tax asset based on the Company's ability to, first, recover taxes previously paid and, second, generate taxable income over the next 12 months. A deferred tax valuation reserve is established to limit the net deferred tax asset to its realizable value.

The tax effects of significant items giving rise to deferred tax expense (benefit) in 1992 and 1991 are detailed below:

                                           Year Ended December 31
($ in thousands)                             1992      1991
                                           ------  ---------
Provision for possible loan losses         $2,698  ($17,840)
Discounts on securities                      (102)     (300)
Foreclosed assets                             813    (3,028)
Loan fees                                     572       334
Depreciation                                 (776)     (501)
Sale of auto loans                         (3,638)      562
Alternative minimum tax credits              (692)        -
Other                                        (310)   (4,611)
Limitation on recognition of tax benefit        -    26,017
Deferred tax expense (benefit)            ($1,435)     $633

For federal income tax purposes, the Company has $17,450,000 in alternative minimum tax credit carryforwards at December 31, 1993, which do not expire.

The 1992 debt restructuring between the Company and bank group discussed in Note 17 gave rise to "testing dates" under Section 382 of the Internal Revenue Code to determine if a change in ownership of the Company had occurred. Generally, a change in ownership occurs when the percentage of stock owned by one or more five-percent shareholders, as defined, has increased by more than 50 percentage points over a three-year period. When a change of this type occurs, a limitation is imposed on pre-change "built-in" losses, as defined, and tax credit carryforwards. Due to the issuance of stock in connection with mergers and dependent upon resolution of proposed tax regulations related to stock issuances, for purposes of Section 382, a change in ownership of the Company will occur in 1994. Based on current estimates, the Company has no pre-change "built-in" losses, and its ability to utilize tax credit carryforwards will not be significantly affected.


Note 14   Leases

The Company leases its headquarters, operations center and certain other bank premises and equipment under non-cancelable operating leases which expire at various dates through 2013. Certain of the leases have escalation clauses and renewal options ranging from one to 30 years.

Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $10,740,000;
$12,490,000 and $15,151,000 in 1993, 1992 and 1991, respectively.

The future minimum rental commitments at December 31, 1993, for all long-term operating leases are as follows: 1994 - $9,254,000; 1995
- - - $8,838,000; 1996 - $8,077,000; 1997 - $7,733,000; 1998 -
$7,520,000; and thereafter - $64,812,000.

On January 1, 1991, the Company changed its method of accounting for lease expense related to the 1983 sale/leaseback of the Company's headquarters and operations buildings. Under the alternative method adopted in 1991, the Company recognizes lease expense on the straight-line basis over the terms of the 25-year leases, rather than in accordance with the contractual lease payments. The cumulative effect adjustment resulting from the change in method included in the results of operations for 1991 amounted to $21.6 million. The change had no material effect on the results of operations (before the cumulative effect adjustment) for 1991. There was no income tax benefit recognized related to the cumulative effect adjustment.

Note 15


                                         Year ended December 31
($ in thousands)                             1993     1992     1991
                                          -------  -------   -------
Deposit insurance and examination fees    $15,327  $14,329   $17,008
Postage                                     4,362    4,875     7,240
Stationery and supplies                     4,754    4,588     5,408
Professional                                9,537   13,882    15,705
Amortization of intangibles                 8,328   10,226    10,314
State taxes on equity                       2,745    1,872     4,614
Loan collection expense                     4,875    7,241     9,439
Advertising and promotional expenses        6,044    3,235     3,549
Valuation allowance on Texas Bank               -        -    13,000
Other                                      33,299   23,994    40,672
    Total other operating expense         $89,271  $84,242  $126,949


Note 16   Mergers

The Company merged with six Louisiana financial institutions in 1994. These supplemental consolidated financial statements give retroactive effect to these mergers.

Hibernia's mergers with Commercial Bancshares, Inc. (Commercial), Bastrop National Bank (Bastrop), First Bancorp of Louisiana, Inc.
(FBL), First Continental Bancshares, Inc. (FCBI), Pioneer Bancshares Corporation (Pioneer) and First State Bank and Trust Company (First State) (collectively, the Other Pooled Companies) were accounted for as poolings-of-interests.

The following table shows the effective date, the total shares issued and the exchange rate for each merger.

                             Commercial     Bastrop           FBL            FCBI           Pioneer         First State
                             ----------    ---------         -----          ------         ---------     ----------------
Merger Date                 July 1, 1994  July 1, 1994  August 1, 1994  August 1, 1994 December 31, 1994 December 31, 1994
Hibernia shares issued        2,367,481       2,444,043      4,311,315       3,898,655        8,370,512           3,350,000
Exchange Ratio                  8.4 : 1       8.147 : 1      18.14 : 1        1.41 : 1         30.5 : 1            33.5 : 1

The following table shows the key components of the results of operations of the previously separate entities for the years ended December 31, 1993, 1992 and 1991.


                              Hibernia  Commercial   Bastrop     FBL     FCBI    Pioneer  First State   Total
                             --------- -----------   -------   ------   ------  --------- ------------  -----
Year ended December 31, 1993

Net interest income            $195,705    $6,459    $4,939   $8,248  $18,713   $16,682     $6,245   $256,991

Cumulative effect of
    accounting changes                -      $421         -        -   $2,622     ($261)         -     $2,782

Net income                      $47,950    $2,088    $2,050   $2,706   $3,640    $3,429     $1,981    $63,844


Year ended December 31, 1992

Net interest income            $197,278    $6,538    $5,179   $7,067  $18,336   $16,869     $5,807   $257,074

Extraordinary gain (loss)
    on debt restructuring      ($56,122)     $284         -        -  $11,345         -          -   ($44,493)

Utilization of net operating
    loss carryforward                 -      $185         -        -   $5,996         -          -     $6,181

Net income (loss)              ($64,037)   $2,058    $2,179   $1,945  $17,791    $2,200     $1,515   ($36,349)


Year ended December 31, 1991

Net interest income            $234,599    $5,590    $4,175   $4,899  $14,085   $14,281     $4,523   $282,152

Utilization of net operating
    loss carryforward                 -      $200         -        -        -         -       $105       $305

Cumulative effect of
    accounting changes         ($21,643)        -         -        -        -         -          -   ($21,643)

Net income (loss)             ($165,640)   $1,070    $1,561   $1,038    ($839)   $1,671       $385  ($160,754)

Hibernia is a party to merger agreements with three additional Louisiana financial institutions which are pending regulatory and shareholder approval. All of these transactions are expected to be consummated in early 1995 and will be accounted for as poolings-of-interests. The summary below contains information regarding institutions with which Hibernia has entered into definitive merger agreements.

($ in thousands)       September 30, 1994      Estimated Consideration
                       ------------------      -----------------------
                          Number                 Hibernia   Value of
                           of           Total     Shares     Shares
      Institution          Offices      Assets   Issued *    Issued *
                        -----------   --------   --------   ---------
American Bank of Norco          5      $92,699  2,250,000   $18,000
STABA Bancshares, Inc.          4       97,387  2,250,000    18,000
Progressive Bancorporat         5      139,645  2,500,000    20,000

    Total                      14     $329,731  7,000,000   $56,000

* Based upon an estimated market value of $8.00 per share

Note 17   Recapitalization

During 1992, the Company increased shareholders' equity by $177.8 million through the restructuring of $99.1 million in debt and a shareholder rights offering.

Debt Restructuring

On September 28, 1992, the Company completed the restructuring of its $99.1 million debt to a group of seven banks. As reflected in the table below, the existing debt was extinguished through the issuance of securities and resulted in a non-cash extraordinary loss for the fair value of the securities issued in excess of the carrying value of the debt restructured.

The Company recorded the preferred stock at its $60 million liquidation preference and recorded as surplus the value of the preferred stock in excess of the liquidation preference, together with the value of the warrants issued, net of costs of issuance of $1.3 million. Subsequent to the completion of the rights offering and pursuant to antidilution provisions of the preferred stock, the bank group converted an aggregate of 21,818,182 shares of preferred stock to 22,091,443 shares of common stock.

Under antidilution provisions of the senior and subordinated debt agreements, each bank was issued rights to purchase additional shares of common stock, the number to be determined by the number of shares issued in a rights offering to shareholders. The agreements provided that, if all shares available in the rights offering were purchased, the banks would have the right to purchase an aggregate of approximately 16.5 million shares. The rights offering was fully subscribed, and the banks elected to purchase an aggregate of 10.3 million shares through the conversion of debt and related accrued interest, and certain of the banks purchased for cash an additional 1.9 million shares.

During 1993, certain warrants issued in the restructuring were exercised, resulting in the issuance of approximately 1,151,000 shares of common stock. The number of shares subject to warrants outstanding and exercisable at December 31, 1993, was approximately 661,000. The warrants expire in September 1999.

During 1992, FCBI restructured its debt with a bank.  As a result of this restructuring, a gain on extinguishment of debt of
$11,345,000, net of tax, was recorded.   During 1992, a portion of
Commercial's notes payable were discounted by the lending bank. As a result, an extraordinary gain of $284,000, net of tax, was recorded.

COMPUTATION OF EXTRAORDINARY LOSS
($ in thousands)

Securities issued:
     21,818,182 shares of non-cumulative
        convertible preferred stock valued at
        $5.125 per share, which was the quoted
        market price of Hibernia Corporation
        common stock on September 28,1992                          $111,818
     1,812,000 common stock purchase warrants
        valued at $2.375 per share, which is the
        spread between the $5.125 quoted market
        price of Hibernia Corporation common
        stock on September 28, 1992, and the
        $2.75 contractual exercise price                              4,304
     Senior debt, secured by all assets of the Company               26,625
     Subordinated debt                                               12,500
        Total fair value of securities issued                      (155,247)
Less:  debt restructured                                             99,125
Extraordinary loss (non-cash) on debt restructuring - Hibernia      (56,122)
Extraordinary gain (non-cash) on debt restructuring - FCBI           11,345
Extraordinary gain (non-cash) on debt restructuring - Commercial        284
Extraordinary loss on debt restructurings, net of tax              ($44,493)

Rights Offering

On November 12, 1992, the Company commenced an offering to shareholders of record on that date to purchase 19.8 million shares of common stock at a subscription price of $4.00 per share. The closing market price of the Company's common stock on November 11, 1992, was $5.00 per share. The offering was fully subscribed, and the Company issued 19.8 million shares of common stock. As previously described, certain debtholders elected to participate in the rights offering and purchased an additional 1.9 million shares of common stock at $4.00 per share. The Company received net proceeds from the rights offering of $79.2 million.


Note 18   Sale of the Texas Bank

On December 31, 1992, the Company sold the stock of the Texas Bank to Comerica Incorporated. The Company received net proceeds of $56.2 million, which is the purchase price of $58.0 million reduced by the dividend paid by the Texas Bank to the Parent Company in the third quarter of 1992. The Company recorded a loss of $2.9 million in the third quarter of 1992 in order to reduce the Parent Company's investment in the Texas Bank to its net realizable value.

At June 30, 1992, the carrying values of the assets and liabilities of the Texas Bank were $910.2 million and $848.2 million, respectively. The revenues and expenses of the Texas Bank (before eliminations) shown in the table below are included in the Consolidated Statements of Income on a fully consolidated basis for 1991 and the first six months of 1992.


Condensed Income Statements
Hibernia National Bank in Texas
                                            Six Months   Year Ended
                                         Ended June 30  December 31
($ in thousands)                                  1992         1991
                                         -------------  -----------
Interest Income                                $36,132      $94,676
Interest Expense                                15,974       55,377
  Net interest income                           20,158       39,299
Provision for possible loan losses               3,125        7,280
  Net interest income after provision           17,033       32,019
Noninterest income                               5,316       17,730
Noninterest expense                             19,939       46,647
  Income before income taxes                     2,410        3,102
Income tax expense                               1,009          864
  Net income                                    $1,401       $2,238

Note 19   Hibernia Corporation (Parent Company only)

BALANCE SHEETS

                                    December 31
($ in thousands)                    1993      1992
                                --------  --------
Investment in subsidiaries      $512,123  $424,697
Other assets                      67,486    73,000
    Total assets                $579,609  $497,697
Current liabilities              $30,803   $24,429
Debt                              26,332    26,488
Shareholders' equity             522,474   446,780
    Total liabilities and
      shareholders' equity      $579,609  $497,697

STATEMENTS OF INCOME

                                                         Year Ended December 31
($ in thousands)                                           1993       1992       1991
Equity in undistributed income
    (loss) of subsidiaries                              $67,651    $16,007  ($142,122)
Dividends from subsidiaries                              11,340      7,838     11,150
Other income                                              2,263     (3,457)       623
    Total income                                         81,254     20,388   (130,349)
Interest expense                                          3,141     13,550     14,582
Other expense                                            13,384      6,140     16,372
    Total expense                                        16,525     19,690     30,954
    Income (loss) before taxes, extraordinary
      item and accounting changes                        64,729        698   (161,303)
Income tax benefit                                         (289)    (1,186)      (549)
    Income (loss) before extraordinary items and
      cumulative effect of accounting changes            65,018      1,884   (160,754)
Extraordinary loss on debt restructurings, net of tax         0    (44,493)         0
Utilization of NOL carryforwards                              0      6,260          0
Cumulative effect of accounting changes                  (1,174)         0          0
    Net income (loss)                                   $63,844   ($36,349) ($160,754)


STATEMENTS OF CASH FLOWS

                                                    Year Ended December 31
($ in thousands)                                    1993     1992        1991
                                                 -------  -------   ----------
Operating Activities
    Net income (loss)                            $63,844 ($36,349)  ($160,754)
    Non-cash adjustment for equity
      in subsidiaries' undistributed
      net (income) loss                          (66,951) (12,607)    142,972
    Extraordinary loss on
      debt restructuring                               0   44,493           0
    Other adjustments                              7,854   13,642      29,591
Net cash provided by operating activities          4,747    9,179      11,809
Investing Activities
    Investment in subsidiary                      (9,181) (75,000)     (6,217)
    Proceeds from sales of investments, net          283   (1,103)      1,218
    Sale of Texas Bank                                 0   56,225           0
Net cash used by investing activities             (8,898) (19,878)     (4,999)
Financing Activities
    Issuance of debt                              13,119    6,250       2,900
    Payments on debt                             (13,275)  (9,475)    (14,436)
    Dividends paid                                (4,109)  (3,785)     (5,394)
    Issuance of Common Stock                       3,572   79,051       2,330
Net cash provided (used)
by financing activities                             (693)  72,041     (14,600)
    Increase (decrease) in cash                   (4,844)  61,342      (7,790)
Cash at beginning of year                         64,313    2,971      10,761
Cash at end of year                              $59,469  $64,313      $2,971

Note 20   Other Financial Instruments

The Company issues financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future requirements.

The Company issues letters of credit and financial guarantees whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company's reserve for possible loan losses.

                                     December 31
($ in thousands)                     1993     1992
                                    -----    -----
Commitments to
    extend credit                 $588,171 $470,923
Letters of credit
    and financial guarantees      $106,370 $134,032

Management does not anticipate any material losses as a result of these instruments.

As of December 31, 1993, and 1992, the Company was a guarantor of an interest rate swap agreement, which matures in 1995, with a notional amount of $74 million. The agreement was executed by one of the Company's customers, and the Company is exposed to loss should its customer default. The Company's exposure to loss is limited to the difference between the interest payments the customer is obligated to pay and those it is entitled to receive. The Company attempts to minimize this risk by performing normal credit reviews on its customer.

Significant loan concentrations are disclosed in Note 4.


Note 21   Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company - among them, core deposit intangibles, loan servicing rights, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The carrying amount of cash and short-term investments, demand deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate swaps and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans and interest-bearing deposits is based on present values using applicable risk-adjusted spreads to the LIBOR yield curve to approximate current interest rates applicable to each category of these financial instruments.

Interest rates were not adjusted for changes in credit of performing commercial loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. Changes in credit risk gave rise to carrying amounts in excess of fair values which is more than offset by the reserve for possible loan losses of $172.5 million. However, the current low interest rate environment gave rise to fair values in excess of carrying amounts.

The fair value estimates presented are based on information available to management as of December 31, 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented.

                                                     December 31, 1993
                                                                 Estimated
                                                   Carrying       Fair
($ in thousands)                                    Amount        Value
                                                   --------     ----------
Assets
    Cash and short-term investments                $556,109    $556,109
    Securities available for sale                   652,708     652,708
    Securities held to maturity                   1,921,201   1,953,100
    Commercial loans                              1,723,024   1,734,124
    Consumer loans                                1,219,787   1,226,199
Liabilities
    Demand deposits                               1,036,182   1,036,182
    Interest-bearing deposits                     4,302,278   4,288,736
    Federal funds purchased and securities sold
      under agreements to repurchase                155,791     155,791
Off-balance-sheet financial instruments
    Interest rate swaps                                   -       1,408
    Commitments and letters of credit                     -      (6,373)


Note 22 Regulatory Matters and Dividend Restrictions

In July 1991, the Louisiana Bank entered into a consent order with the Office of the Comptroller of the Currency (OCC). Under the consent order, the Louisiana Bank agreed to develop three-year capital, strategic, profit and liquidity plans; to review and revise certain policies; and to correct specific matters deemed by the OCC to be violations of law. In June 1993, this consent order was terminated by the OCC.

In December 1991, the Parent Company entered into an agreement with the Federal Reserve Bank of Atlanta (FRB), pursuant to which the Parent Company agreed, among other things, to develop capital, strategic and liquidity plans and to obtain approval from the FRB prior to declaring or paying any dividends on its capital stock, increasing its indebtedness or selling certain assets. These regulatory controls were terminated by the FRB in November 1993.

Under current FRB regulations, the Louisiana Bank may lend the Parent Company up to 10% of the Louisiana Bank's capital and surplus. Based on this limitation, approximately $31,655,000 was available for loans to the Parent Company at December 31, 1993.

The payment of dividends by the Louisiana Bank to the Parent
Company is restricted by various regulatory and statutory limitations. In 1994, the Louisiana Bank will have available to pay dividends to the Parent Company, without approval of the OCC, approximately $99,227,000, plus net retained profits earned in 1994 prior to the dividend declaration date.

Banks are required to maintain noninterest-bearing balances with the FRB to meet reserve requirements. Average reserve balances were $46,009,000 in 1993 and $51,107,000 in 1992.

Note 23   Contingencies

The Company is a party to certain pending legal proceedings arising from matters incidental to its business.

In addition, the Company is a named defendant in a shareholder class-action suit which alleges that, during the period March 19, 1990, to July 30, 1991, the market value of the Company's common stock was artificially inflated due to false and misleading news releases and public statements and the failure to disclose material facts. This suit is in the discovery stage. The Company intends to contest the suit vigorously.

The Company has established reserves for potential litigation losses of approximately $11,500,000 at December 31, 1993. In the opinion of management and counsel, the aggregated unreserved liability or loss, if any, of legal proceedings will not have a significant effect on the consolidated financial condition of the Company.